As filed with the Securities and Exchange Commission on May 17, 2016

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3355 Michelson Drive, Suite 100

Irvine, California 92612

(Address, Including Zip Code, of Principal Executive Offices)

SanDisk Corporation 2013 Incentive Plan

SanDisk Corporation Amended and Restated 2005 Incentive Plan

SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan

Fusion-io Inc. 2011 Equity Incentive Plan

(Full Title of the Plan)

Michael C. Ray

Executive Vice President, Chief Legal Officer and Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

(949) 672-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Neil Whoriskey

Matthew P. Salerno

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share, issuable pursuant to the SanDisk Corporation 2013 Incentive Plan	14,377,415(1)	$35.64(2)	$512,411,071(2)	$51,600(2)
Common Stock, $0.01 par value per share, issuable pursuant to assumed stock options	2,881,313(1)	$38.37(3,4)	$110,555,980(3,4)	$11,133(3,4)
Common Stock, $0.01 par value per share, issuable pursuant to assumed restricted stock units	12,480,135(1)	$35.64(2,4)	$444,792,011(2,4)	$44,791(2,4)

(1)	This Registration Statement covers the number of shares of Western Digital Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, that may be available for issuance under the SanDisk Corporation 2013 Incentive Plan (the “2013 Plan”) or that may be delivered in settlement of options and restricted stock units assumed in connection with the acquisition by the Company of SanDisk Corporation (“SanDisk”) pursuant to the Agreement and Plan of Merger by and among the Company, Schrader Acquisition Corporation, and SanDisk (dated October 21, 2015) (the “Assumed Equity Awards”). The Assumed Equity Awards are outstanding under the 2013 Plan, Amended and Restated SanDisk Corporation 2005 Incentive Plan, SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan, and Fusion-io Inc. 2011 Equity Incentive Plan (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate number of shares that may be issued pursuant to shares available for issuance under the 2013 Plan or the Assumed Equity Awards under the Plans as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon $35.64, the average of the high and low prices of the Common Stock on May 13, 2016, as quoted on the NASDAQ Global Select Market.
(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon $38.37, the weighted average exercise price of the options outstanding under the Plans.
(4)	11,578,524 of these shares were registered under the Registration Statement on Form S-4 (File No. 333-208517) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on December 14, 2015, as amended by Amendment No. 1, filed on January 27, 2016 and Amendment No. 2, filed on February 5, 2016. All filing fees payable in connection with the issuance of the shares so registered, equal to $74,493, were previously paid in connection with the filing of the Registration Statement on Form S-4 and are being applied to the fees due under this Registration Statement.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8. The documents containing such information are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended July 3, 2015, filed with the Commission on August 21, 2015 (Commission File No. 001-08703);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended October 2, 2015, January 1, 2016, and April 1, 2016 filed with the Commission on November 10, 2015, February 10, 2016, and May 9, 2016 respectively (each, Commission File No. 001-08703);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on May 12, 2016 (with respect to Items 1.01, 1.02, 2.01, 2.03, 5.02 and 8.01 only), May 10, 2016, April 29, 2016, April 14, 2016, April 5, 2016, March 31, 2016, March 18, 2016, March 15, 2016, March 8, 2016, March 3, 2016, February 29, 2016, February 25, 2016, February 23, 2016, February 4, 2016, January 22, 2016, January 19, 2016, November 12, 2015, November 5, 2015, October 26, 2015, October 21, 2015 (with respect to Item 8.01 only), October 19, 2015 (with respect to Item 5.02 only) and September 30, 2015 (with respect to Items 1.01 and 3.02 only) (each, Commission File No. 001-08703); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 31, 2012 (Commission File No. 001-08703), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Michael C. Ray. Mr. Ray is the Executive Vice President, Chief Legal Officer and Secretary of the Company and is compensated by the Company as an employee. As of the date hereof, Mr. Ray owned 8 shares of Common Stock, 21,989 restricted stock units that are payable in an equivalent number of shares of Common Stock, 31,464 performance stock units (at the target level of performance) that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 79,675 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Company’s bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. In addition to the indemnification provisions in the Company’s bylaws, the Company has entered into indemnity agreements with each director and executive officer of the Company. These indemnity agreements require that the Company indemnify each director and executive officer to the fullest extent permitted by the DGCL.

The indemnity agreements also require the Company to make prompt payment of expenses incurred by the director or executive officer in connection with any proceeding upon the request of the director or executive officer in advance of indemnification to the extent permitted by law.

The Company has a policy of directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances stated in the policy.

The above discussion of the DGCL and of the Company’s certificate of incorporation, bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation, bylaws and indemnification agreements.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 17th day of May, 2016.

WESTERN DIGITAL CORPORATION

By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen D. Milligan and Michael C. Ray, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen D. Milligan Stephen D. Milligan	Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2016

/s/ Olivier C. Leonetti Olivier C. Leonetti	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 17, 2016

/s/ Matthew E. Massengill Matthew E. Massengill	Chairman of the Board	May 17, 2016

/s/ Martin I. Cole Martin I. Cole	Director	May 17, 2016

/s/ Kathleen A. Cote Kathleen A. Cote	Director	May 17, 2016

/s/ Henry T. DeNero Henry T. DeNero	Director	May 17, 2016

/s/ Michael D. Lambert Michael D. Lambert	Director	May 17, 2016

/s/ Len J. Lauer Len J. Lauer	Director	May 17, 2016

/s/ Sanjay Mehrotra Sanjay Mehrotra	Director	May 17, 2016

/s/ Paula A. Price Paula A. Price	Director	May 17, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	SanDisk Corporation 2013 Incentive Plan.

4.2	Amended and Restated SanDisk 2005 Incentive Plan

4.3	SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan.

4.4	Fusion-io Inc. 2011 Equity Incentive Plan.

5	Opinion of Counsel (opinion re: legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).